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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors

Western Bancorp:

    We consent to the use of our report, dated January 30, 1998, incorporated by reference herein and included in Western Bancorp's December 31, 1997 annual report on Form 10-K, and to the reference to our firm under the heading "Experts" in the Proxy Statement -- Prospectus. Our report indicates that: (i) KPMG Peat Marwick LLP did not audit either the 1996 consolidated financial statements of California Commercial Bankshares or the 1996 consolidated financial statements of SC Bancorp, both of which were acquired during 1997 in mergers and accounted for as poolings-of-interests. Such financial statements were audited by other auditors whose reports were furnished to KPMG Peat Marwick LLP, and KPMG Peat Marwick LLP's opinion, insofar as it relates to California Commercial Bankshares and SC Bancorp, is based solely on the reports of the other auditors; (ii) The 1995 consolidated statements of operations, changes in shareholders' equity, and cash flows of Western Bancorp, prior to their restatement for the 1997 pooling-of-interests, were audited by other auditors;
(iii) The separate 1995 consolidated financial statements of California Commercial Bankshares and SC Bancorp included in the 1995 consolidated financial statements of Western Bancorp were audited by other auditors; and (iv) The combination of the consolidated statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 1995, after restatement for the 1997 poolings-of-interest, has been audited by KPMG Peat Marwick LLP.

                                            /s/ KPMG Peat Marwick LLP
                                            KPMG PEAT MARWICK LLP

Los Angeles, California
September 29, 1998